Exhibit 99.1
AXT, Inc. Fourth Quarter and Year End 2017 Results
February 21, 2018
Page 1 of 5

AXT, Inc. Announces Fourth Quarter and Fiscal Year 2017 Financial Results

FREMONT, Calif., February 21, 2018 – AXT, Inc. (NasdaqGS: AXTI), a leading manufacturer of compound semiconductor substrates, today reported financial results for the fourth quarter and fiscal Year 2017, ended December 31, 2017 .

Fourth Quarter 2017 Results

Revenue for the fourth quarter of 2017 was $26.3 million, compared with $28.2 million in the third quarter of 2017 and $20.3 million for the fourth quarter of 2016.  This is a 30% increase in quarterly revenue as compared to the fourth quarter of 2016.

Gross margin was 37.2 percent of revenue for the fourth quarter of 2017, compared with 39.5 percent of revenue in the third quarter of 2017 and 37.1 percent for the fourth quarter of 2016.

Operating expenses were $6.1 million in the fourth quarter of 2017, compared with $5.9 million in the third quarter of 2017 and $5.2 million for the fourth quarter of 2016.

Operating profit for the fourth quarter of 2017 was $3.7 million compared with operating profit of $5.2 million in the third quarter of 2017 and $2.3 million for the fourth quarter of 2016.

Interest and other, net was a loss of $0.3 million for the fourth quarter of 2017, compared with a loss of $0.5 million in the third quarter of 2017 and a loss of $0.3 million for the fourth quarter of 2016.  Interest and other, net for the fourth quarter of 2017 included interest earnings of $0.1 million, a foreign exchange loss of $0.1 million and a net loss of $0.3 million from the seven partially owned companies in the company’s supply chain accounted for under the equity method.

Income tax expense in the fourth quarter of 2017 was $0.1 million compared with $0.2 million in the third quarter of 2017 and $0.0 million for the fourth quarter of 2016.

Net income in the fourth quarter of 2017 was $3.1 million, or $0.08 per diluted share, compared with a net income of $4.4 million or $0.11 per diluted share in the third quarter of 2017 and $2.2 million or $0.06 per diluted share for the fourth quarter of 2016.

AXT, Inc. Fourth Quarter and Year End 2017 Results
February 21, 2018

Fiscal Year 2017 Results (January 1 to December 31)

Revenue for fiscal year 2017 was $98.7 million, compared with $81.3 million in fiscal year 2016.  This is a 21% increase in annual revenue as compared to fiscal year 2016.

Gross margin for fiscal year 2017 was 34.9 percent of revenue, compared with 32.4 percent of revenue in fiscal year 2016.

Operating expenses for fiscal year 2017 were $21.8 million, compared with $20.0 million in fiscal year 2016.

Net interest and other income for fiscal year 2017 was a loss of $1.8 million, compared with a loss of $0.7 million in fiscal year 2016.

Income tax expense for fiscal 2017 was $0.8 million compared with $0.7 million in fiscal year 2016.

Net income in fiscal year 2017 was $10.1 million, or $0.26 per diluted share, compared with a net income of $5.6 million, or $0.17 per diluted share, in fiscal year 2016.  This is an 80% increase in net income as compared to fiscal year 2016.

Management Qualitative Comments

“Our Q4 results capped off a strong year of execution for AXT,” said Morris Young, chief executive officer. “We delivered 21 percent growth in 2017, including record indium phosphide revenue and solid performance across our product portfolio. In addition, we achieved meaningful improvement in key financial metrics, including an 80 percent increase in net profits from the prior year. We are excited to see a resurgence of demand for compound semiconductor substrates in new applications that have the power to reshape the technology landscape over the coming decades. As such, we continue to invest in the advancement of our products and customer support capabilities, and believe that we are positioning the company well for continued growth and new opportunities in 2018 and beyond.”

Conference Call

The company will host a conference call to discuss these results today at 1:30 p.m. PT. The conference call can be accessed at (844) 892-6598 (passcode 7887748). The call will also be simulcast on the Internet at www.axt.com. Replays will be available at (855) 859-2056 (passcode 7887748) until February 27, 2018. Financial and statistical information to be discussed in the call will be available on the company's website immediately prior to commencement of the call. Additional investor information can be accessed at http://www.axt.com or by calling the company's Investor Relations Department at (510) 438-4700.

AXT, Inc. Fourth Quarter and Year End 2017 Results
February 21, 2018

About AXT, Inc.

AXT designs, develops, manufactures and distributes high-performance compound and single element semiconductor substrates comprising indium phosphide (InP), gallium arsenide (GaAs) and germanium (Ge) through its manufacturing facilities in Beijing, China.   AXT’s worldwide headquarters are in Fremont, California where the company maintains its sales, administration and customer service functions.  The company’s substrate products are used primarily in lighting display applications, wireless communications, fiber optic communications and solar cell applications. Its vertical gradient freeze (VGF) process technology for manufacturing semiconductor substrates provides significant benefits over other methods and enabled AXT to become a leading manufacturer of such substrates. AXT has manufacturing facilities in China and, as part of its supply chain strategy, has partial ownership in ten companies in China producing raw materials. For more information, see AXT’s website at http://www.axt.com.

Safe Harbor Statement

The foregoing paragraphs contain forward-looking statements within the meaning of the Federal securities laws, including, for example, statements regarding the market demand for our products, our growth prospects and opportunities for continued business expansion, our market opportunity, our schedule and timelines regarding our relocation plans and our expectations with respect to our business prospects. These forward-looking statements are based upon assumptions that are subject to uncertainties and factors relating to the company’s operations and business environment, which could cause actual results to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion. These uncertainties and factors include but are not limited to: overall conditions in the markets in which the company competes; global financial conditions and uncertainties; policies and regulations in China; market acceptance and demand for the company’s products; the impact of factory closures or other events causing delays by our customers on the timing of sales of our products; our ability to control costs, our ability to utilize our manufacturing capacity; product yields and their impact on gross margins; and other factors as set forth in the company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q and other filings made with the Securities and Exchange Commission.  Each of these factors is difficult to predict and many are beyond the company’s control. The company does not undertake any obligation to update any forward-looking statement, as a result of new information, future events or otherwise.

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FINANCIAL TABLES TO FOLLOW

AXT, Inc. Fourth Quarter and Year End 2017 Results
February 21, 2018

AXT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016

Revenue	$26,332	$20,269	$98,673	$81,349
Cost of revenue	16,534	12,746	64,198	54,968
Gross profit	9,798	7,523	34,475	26,381
Operating expenses:
Selling, general and administrative	4,790	3,774	17,009	13,880
Research and development	1,274	1,431	4,827	5,850
Restructuring charge	—	—	—	226
Total operating expenses	6,064	5,205	21,836	19,956
Income from operations	3,734	2,318	12,639	6,425
Interest income, net	127	106	461	409
Equity in loss of unconsolidated joint ventures	(307)	(558)	(1,694)	(1,995)
Other (expense) income, net	(150)	178	(553)	860
Income before provision for income taxes	3,404	2,044	10,853	5,699
Provision for income taxes	131	20	792	733
Net income	3,273	2,024	10,061	4,966
Less: Net (income) loss attributable to noncontrolling interests	(139)	190	87	670
Net income attributable to AXT, Inc.	$3,134	$2,214	$10,148	$5,636
Net income attributable to AXT, Inc. per common share:
Basic	$0.08	$0.07	$0.27	$0.17
Diluted	$0.08	$0.06	$0.26	$0.17
Weighted average number of common shares outstanding:
Basic	38,766	32,431	37,444	32,139
Diluted	40,448	33,734	38,966	32,894

AXT, Inc. Fourth Quarter and Year End 2017 Results
February 21, 2018

AXT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	December 31,	December 31,
	2017	2016

ASSETS
Current assets:
Cash and cash equivalents	$44,352	$36,152
Short-term investments	20,032	11,415
Accounts receivable, net	22,778	14,453
Inventories	45,840	40,152
Prepaid expenses and other current assets	7,519	5,114
Total current assets	140,521	107,286
Long-term investments	12,576	6,156
Property, plant and equipment, net	46,530	27,805
Related party notes receivable – long-term	—	157
Other assets	11,573	12,842
Total assets	$211,200	$154,246
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,445	$6,691
Accrued liabilities	11,149	9,260
Total current liabilities	22,594	15,951
Long-term portion of royalty payments	—	575
Other long-term liabilities	289	330
Total liabilities	22,883	16,856
Stockholders’ equity:
Preferred stock	3,532	3,532
Common stock	39	33
Additional paid-in capital	231,679	194,177
Accumulated deficit	(54,837)	(64,985)
Accumulated other comprehensive income	3,407	253
Total AXT, Inc. stockholders’ equity	183,820	133,010
Noncontrolling interests	4,497	4,380
Total stockholders’ equity	188,317	137,390
Total liabilities and stockholders’ equity	$211,200	$154,246